EXHIBIT 21.1

Subsidiaries of Synutra International, Inc.
Subsidiary	Jurisdiction
Synutra, Inc.	Illinois
Shengyuan Nutritional Food Co., Ltd.	China
Heilongjiang Mingshan Dairy Co., Ltd.	China
Zhangjiakou Chahaer Dairy Co., Ltd.	China
Inner Mongolia Huiliduo Food Co., Ltd.	China
Meitek Technology (Qingdao) Co., Ltd.	China
Heilongjiang Baoquanling Shengyuan Dairy Co., Ltd.	China
Inner Mongolia Mengyuan Food Co., Ltd.	China
Heilongjiang Baoquanling Shengyuan Dairy Cow Breeding Co., Ltd.	China
Beijing Shengyuan Huiliduo Food Technology Co., Ltd.	China
Heilongjiang Longshan Dairy Co., Ltd.	China
Unisono B.V.	Netherlands
Synutra International Company Limited	BVI
Synutra International (HK) Company Limited	Hong Kong
Beijing Shengyuan Meitek Technology Development Co., Ltd.	China
Global Food Trading (Shanghai) Co., Ltd.	China
Qingdao Shengyuan Nutritional Beverage Co., Ltd.	China

Variable Interest Entity (VIE) and its subsidiaries of Synutra International, Inc.

VIE/Subsidiary	Jurisdiction
Beijing Shengyuan Huimin Technology Service Co., Ltd.	China
Nanjing Shengyuan Huiren Clinical Examination Co., Ltd.	China
Taiyuan Shengyuan Huiren Clinical Examination Co., Ltd.	China
Shijiazhuang Shengyuan Huiren Clinical Examination Co., Ltd.	China
Heilongjiang Shengyuan Huiren Clinical Examination Co., Ltd.	China